                                                Immediate Release

Contact: Beth Feikens

248/754-0883

BORGWARNER APPOINTS THOMAS T. STALLKAMP TO BOARD OF DIRECTORS

Auburn Hills, Michigan, February 8, 2006 - BorgWarner Inc. (NYSE:  BWA) announced today that Thomas T. Stallkamp, 59, has been appointed to its Board of Directors.

Mr. Stallkamp is an Industrial Partner with Ripplewood Holdings, LLC, a private equity firm in New York, and the founder and Principal of Collaborative Management, LLC, a private business consulting firm.  From 2000 to 2004, he was Chief Executive Officer of MSX International, a business outsourcing firm.  Prior to becoming vice chairman of DaimlerChrysler Corporation in 1999, Mr. Stallkamp was its president and a member of its board of management.  During close to 20 years at Chrysler Corporation, he helped lead the company to new stability and growth in the uncommonly competitive automotive industry.

            "Tom Stallkamp's broad experience in the automotive industry will be an asset to BorgWarner and to our Board of Directors, and we are pleased to welcome him as a member," said Timothy M. Manganello, BorgWarner Chairman and Chief Executive Officer.

Mr. Stallkamp holds a bachelor of science degree in industrial management and economics and a master's degree in business administration from Miami University (Ohio). He currently serves on the boards of Baxter International, Inc., MSX International, and Honsel International Technologies.  He is also a member of the Board of Trustees at Babson College in Boston. He lives in Birmingham, Michigan.

Auburn Hills, Michigan-based BorgWarner Inc. (NYSE: BWA) is a product leader in highly engineered components and systems for vehicle powertrain applications worldwide.  The company operates manufacturing and technical facilities in 61 locations in 17 countries.  Customers include Ford, DaimlerChrysler, General Motors, VW/Audi, Toyota, Hyundai/Kia, Renault/Nissan, Honda, Caterpillar, Navistar International, Peugeot, and BMW. The Internet address for BorgWarner is: http://www.borgwarner.com.

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Statements contained in this news release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management's current expectations, estimates and projections.  Words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond the control of the Company, that could cause actual results to differ materially from those expressed, projected or implied in or by the forward-looking statements.  Such risks and uncertainties include:  fluctuations in domestic or foreign automotive production, the continued use of outside suppliers by original equipment manufacturers, fluctuations in demand for vehicles containing the Company's products, general economic conditions, as well as other risks detailed in the Company's filings with the Securities and Exchange Commission, including the Cautionary Statements filed as Exhibit 99.1 to the Form 10-K for the fiscal year ended December 31, 2004.  The Company does not undertake any obligation to update any forward-looking statement.